Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Blue Bird Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Blue Bird Corporation, of our report dated February 25, 2015, with respect to the balance sheet of Hennessy Capital Acquisition Corp. as of December 31, 2014, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended.
Our report dated February 25, 2015, contains an explanatory paragraph that states, as discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has negative working capital that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to the Company’s adoption of Financial Accounting Standards Board Accounting Standards Update No. 2014-10 for the year ended December 31, 2014, which resulted in the Company revising its financial statement presentation by removing references to being a development stage company and eliminating incremental financial reporting requirements to present inception-to-date financial information in the statements of operations, stockholders’ equity and cash flows.

/s/ KPMG

New York, New York
October 14, 2015